EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
Per item 601(b)(21)(ii) of Regulation S-K, names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 2021. Significant subsidiaries are defined in Rule 1-02(w) of Regulation S-X.

Name of Subsidiary	Incorporated or Organized Under Laws of

United States:
Caraustar Industrial and Consumer Products Group, Inc.	Delaware
Caraustar Recovered Fiber Group, Inc.	Delaware
Container Life Cycle Management LLC	Delaware
Greif Packaging LLC	Delaware
Soterra LLC	Delaware
Tama Paperboard, LLC	Delaware
Greif Flexibles USA Inc.	Illinois
Delta Petroleum Company, Inc.	Louisiana
The Newark Group, Inc.	New Jersey
Box Board Products, Inc.	North Carolina
Caraustar Mill Group, Inc.	Ohio
CorrChoice (PA) LLC	Pennsylvania

International:
Greif Argentina S.A.	Argentina
Greif Belgium BVBA	Belgium
Greif Embalagens Industrialis Do Brasil Ltda	Brazil
Greif (Shanghai) Packaging Co., Ltd.	China
Greif (Taicang) Packaging Co., Ltd.	China
Greif Flexibles France SARL	France
Greif France SAS	France
Greif Flexibles Germany GmbH & Co. KG	Germany
Greif Packaging Germany GmbH	Germany
Greif Packaging Plastics GmbH	Germany
Pachmas Packaging Ltd	Israel
Greif Italy SRL	Italy
Greif Mexico, S.A. de C.V.	Mexico
Greif Beheer BV	Netherlands
Greif Flexibles Benelux B.V.	Netherlands
Greif International Holding BV	Netherlands
Greif Netherland B.V.	Netherlands
Greif Tholu B.V.	Netherlands
Greif Poland Sp zoo	Poland
Greif Portugal, S.A.	Portugal
Greif Flexibles Romania SRL	Romania
Greif Perm LLC	Russia
Greif Vologda LLC	Russia
Greif Saudi Arabia Ltd.	Saudi Arabia
Greif Eastern Packaging Pte. Ltd.	Singapore
Greif South Africa Pty Ltd	South Africa
Greif Packaging Spain S.L.	Spain
Greif Sweden AB	Sweden
Greif UK Ltd.	United Kingdom